NEWS RELEASE

	Contacts:	Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE		Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics To Raise $1.5 Million
in Registered Direct Offering

Sugar Land, Texas, November 12, 2009 – Hyperdynamics Corporation (NYSE Amex: HDY) announced today that the Company has entered into a definitive agreement to sell 1,578,948 shares of its common stock at a price per share of $0.95 pursuant to a registered direct offering to an institutional investor, resulting in gross proceeds of approximately $1.5 million.

The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions.  Hyperdynamics Corporation plans to use the net proceeds from the offering for working capital and general corporate purposes.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Hyperdynamics
Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements
This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.
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